Honigman	Exhibit 5.1

(313) 465-7000
Honigman Miller Schwartz and Cohn LLP	Fax: (313) 465-8000
Attorneys and Counselors	www.honigman.com

February 8, 2006
Somanetics Corporation
1653 East Maple Road
Troy, Michigan 48083-4208
Ladies and Gentlemen:
     We have represented Somanetics Corporation, a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 2,300,000 of the Company’s common shares, par value $0.01 per share (the “Common Shares”).
     Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Shares covered by the Registration Statement are duly authorized and, when issued and sold by the Company as described in the Registration Statement and in the manner set forth in the Underwriting Agreement, against payment therefor, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission under the Securities Act.
Very truly yours,
/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP
HONIGMAN MILLER SCHWARTZ AND COHN LLP

2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506
Detroit • Lansing • Oakland County